Exhibit 10.51

FORM OF ASSOCIATE NON-COMPETITION, CONFIDENTIALITY

AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT between Office Depot, Inc., a corporation headquartered in Florida, (“Office Depot”) and                      (“Associate”) is effective as of the Associate’s start date with Office Depot.

For good and valuable consideration provided to Associate, including but not limited to the compensation and benefits to be paid to Associate, the receipt and sufficiency of which are hereby acknowledged, Associate agrees as follows:

1. Confidential Information. Associate acknowledges that as a result of Associate’s employment with Office Depot, Associate has had or may have access to confidential, proprietary, and/or non-public information concerning the business or affairs of Office Depot or its subsidiaries, including but not limited to information concerning customers, vendors, contracts or arrangements with customers or vendors (including special terms and deals), employees, marketing plans, business plans, operations, pricing, promotions, and business strategies and methods (collectively, “Confidential Information”). Accordingly, both during and after employment with Office Depot (regardless how it ends), Associate shall not use or disclose to any third party any Confidential Information for any reason other than as intended within the scope of Associate’s employment or as approved by Office Depot in writing. Upon separation of employment for any reason or at any other time upon request of Office Depot, Associate shall immediately deliver to Office Depot all documents, materials, and data (and copies thereof), in tangible, electronic, or intangible form, relating to the business of Office Depot or any of its subsidiaries.

2. Inventions, Patents, and Copyrights. Associate acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to Office Depot’s or any of its subsidiaries’ actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Associate, alone or with others, while employed by Office Depot (collectively, “Work Product”) belong to Office Depot. Associate hereby assigns to Office Depot all right, title, and interest in and to such Work Product. Associate shall promptly disclose such Work Product to Office Depot and perform all actions reasonably requested by Office Depot (whether during or after employment) to establish and confirm such ownership (including without limitation the execution of assignments, consents, powers of attorney, and other instruments). Associate further acknowledges and agrees that all writings and documentation of any kind produced by Associate in the course of working for Office Depot are works made for hire (as that term is defined by U.S. Copyright law) and the property of Office Depot, including without limitation any copyrights in such writings and documentation. To the extent that any such works may not, by operation of law or otherwise, be a work made for hire, Associate hereby assigns to Office Depot all copyright in such works, whether published or unpublished.

3. Non-Competition.

(a) Definitions.

“Competitor” means office products stores, retailers, direct business to business sales providers, or contract/commercial stationers, examples of which currently include but are not limited to Office Max, Staples, Corporate Express, P.P.R., Lyreco, W.B. Mason, Impact Office Supplies, and Royal Office Products; and also includes businesses having a particular product line or service in competition with an Office Depot product line or service (as long as Associate’s responsibilities at Office Depot included such product line or service), examples of which include copy services, shipping services, direct business sales, internet based sales, or particular product lines at businesses such as Wal Mart, Target, Best Buy, and FedEx Office; and also includes any internet or other direct mail or direct marketing company engaged in the sale of business or office products.

“Non-compete Period” means the period of Associate’s employment with Office Depot and the greater of six months after Associate’s employment ends with Office Depot (regardless how it ends) or the period of time following the end of Associate’s employment during which Office Depot pays severance to Associate (or if severance is paid in a lump sum, the period of time corresponding to the amount of salary paid in a lump sum).

“Restricted Area” means that area necessary to protect Office Depot’s legitimate business needs. Associate acknowledges that Office Depot does business in all 50 states, Puerto Rico, St. Croix, and other U.S. territories and has direct competitors in all of these areas. Associate further acknowledges that Office Depot’s Confidential Information needs to be protected in all 50 states, Puerto Rico, St. Croix, and other U.S. territories. Accordingly, for those Associates whose job responsibilities and access to Confidential Information are not limited to a specific geographic area, the Restricted Area shall include all 50 states, Puerto Rico, St. Croix, and other U.S. territories. For all other Associates, the Restricted Area shall be within 150 miles of the location(s) where Associate worked for Office Depot within the two years prior to the end of employment with Office Depot.

(b) Non-Competition Obligations. Associate acknowledges that in the course of employment with Office Depot, Associate has and will have access to and gain knowledge of the trade secrets and other Confidential Information of Office Depot and its subsidiaries; Associate has or will have substantial relationships with Office Depot’s and its subsidiaries’ existing and prospective customers; and/or Associate has or will perform services of special, unique, and extraordinary value to Office Depot. Therefore, during the Non-compete Period, Associate shall not anywhere in the Restricted Area: (i) own any interest in, control, or participate in any Competitor; or (ii) work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, officer, director, or board member) any Competitor where such position or service is competitive with or otherwise similar to any of Associate’s positions or services for Office Depot. Nothing shall prohibit Associate from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded so long as Associate has no active participation in the corporation’s business.

4. Non-Solicitation and Non-Interference. During employment and for 12 months after Associate’s employment ends with Office Depot (regardless how it ends), Associate shall not directly or indirectly through another person or entity: (a) induce or solicit any employee of Office Depot or any of its subsidiaries to leave the employ of Office Depot or such subsidiary or otherwise interfere with such employee’s relationship with Office Depot or any of its subsidiaries; provided, however, that nothing shall prohibit Associate from discharging any employee of Office Depot or such subsidiary as part of Associate’s regular duties while employed by Office Depot; (b) hire any person who was an employee of Office Depot or any of its subsidiaries during the last six months of Associate’s employment; or (c) induce or solicit or attempt to influence any Customer, supplier, licensee, licensor, or franchisee of Office Depot or any of its subsidiaries about whom Associate has or may have had Confidential Information, or whom Associate, as a result of his/her employment with Office Depot, contacted, solicited, or called upon, to (i) cease doing business or change detrimentally its relationship with Office Depot or such subsidiary, or (ii) provide or purchase goods or services similar to the goods or services provided by it to or purchased by it from Office Depot or such subsidiary. “Customer” means any individual, company, or other entity that has bought, buys, or may purchase or otherwise obtain goods or obtain services from Office Depot or any of its subsidiaries.

5. Non-Disparagement. Associate shall not during and after employment make any false or disparaging statement regarding Office Depot or any of its subsidiaries or its or their business, officers, directors, or employees.

6. Modification. If, at the time of enforcement of any of the obligations in paragraphs 1 through 5 above, a court shall hold that the duration, scope, or area restrictions are unreasonable, the parties agree that the maximum duration, scope, or area reasonable, as determined by the court, shall be substituted and that the court shall enforce the obligations as modified. Associate agrees that the obligations in paragraphs 1 through 5 above are reasonable.

7. Enforcement. In the event of the breach or a threatened breach by Associate of any of the obligations in paragraphs 1 through 5 above, Office Depot, in addition to other rights and remedies existing in its favor, may apply to any court for specific performance, temporary, preliminary, and/or permanent injunctive relief, or other relief in order to enforce the obligations or prevent any violations of the obligations. In addition, in the event of an alleged breach or violation by Associate of the obligations in paragraphs 3 or 4, the Non-compete Period shall be tolled until such breach or violation has been cured.

8. Associate’s Representations. Associate represents and warrants to Office Depot that: (a) Associate’s employment with Office Depot and/or the execution, delivery, and performance of this Agreement by Associate do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Associate is a party or by which Associate is bound, (b) Associate is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit Associate’s job duties or obligations with Office Depot in any way, and (c) upon the execution and delivery of this Agreement to Office Depot, this Agreement shall be the valid and binding obligation of Associate, enforceable in accordance with its terms. Associate agrees to indemnify and hold harmless Office Depot and its subsidiaries in the event of any claims against Office Depot or its subsidiaries by a third party alleging that Associate has, by virtue of being employed by Office

Depot and/or entering into this Agreement, created a conflict with, breached, violated, or caused a default under any contract or agreement with, or obligation to, such third party. Office Depot’s right to indemnification shall include without limitation the right to be reimbursed by Associate for its attorneys’ fees and costs. Associate further acknowledges and represents that Associate has had an opportunity to consult with legal counsel regarding all of the provisions contained in this Agreement and that Associate fully understands its terms and conditions.

9. Survival. This Agreement shall survive and continue in full force in accordance with its terms notwithstanding the separation of Associate’s employment for any reason. Nothing in this Agreement implies any obligation of continued employment of Associate by Office Depot, which employment shall be “at will” unless otherwise specifically agreed in writing.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Associate: Associate’s last address appearing in the payroll/personnel records of Office Depot.

Notices to Office Depot:

Office Depot, Inc.

6600 N. Military Trail

Boca Raton, Florida 33496

Attention: Office of the General Counsel

and

Office Depot, Inc.

6600 N. Military Trail

Boca Raton, Florida 33496

Attention: Executive Vice President - Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction (and it is not capable of modification), it shall be severed and such invalidity, illegality, or unenforceability shall not affect the enforceability of the provision in any other jurisdiction, nor shall it affect the enforceability of any other provision of this Agreement.

12. Complete Agreement. This Agreement is the complete agreement between the parties and supersedes and preempts any prior understandings, agreements, or representations between them, whether written or oral, which may have related to the specific subject matter that is contained in this Agreement.

13. No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Successors and Assigns. This Agreement is intended to inure to the benefit of and be enforceable by Office Depot and its successors and assigns. Associate may not assign or delegate Associate’s obligations hereunder without the prior written consent of Office Depot.

15. Choice of Law; Venue; Waiver of Right to Jury Trial. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. Any claim or dispute arising out of or relating to this Agreement, including but not limited to its legality, interpretation, or enforceability, shall be heard and determined exclusively by the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, unless federal jurisdiction is available, in which case the Southern District of Florida, shall have exclusive jurisdiction to hear and determine such claim or dispute; provided, however, that such courts shall not have exclusive jurisdiction if Associate’s principal place of employment is outside of Florida and Associate’s primary duty is direct sales to customers of Office Depot in a defined territory that does not include Florida. The parties expressly submit and consent in advance to the jurisdiction of such courts in any action or suit commenced in such court, and each party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. IN ANY SUCH PROCEEDINGS, EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVES AND SURRENDERS SUCH PARTY’S RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Office Depot and Associate, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect its validity, binding effect, or enforceability.

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IN WITNESS WHEREOF, Associate has executed this Agreement as of the date written below.

Associate:

Date

Signature

Name (please print)

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